Exhibit 5.1

Avocats	Linklaters LLP 35 Avenue John F. Kennedy P.O. Box 1107 L-1011 Luxembourg Telephone (352) 26 08 1 Facsimile (352) 26 08 88 88 remy.bonneau@linklaters.com

To: Moolec Science SA 17, Boulevard F.W. Raiffeisen L-2411 Luxembourg Grand Duchy of Luxembourg (the “Addressee” and “Company”)

20 September 2024

Form S-8 Registration Statement

1	Introduction

We have acted as Luxembourg legal advisers to Moolec Science SA, a company incorporated under the laws of the Grand Duchy of Luxembourg as a société anonyme with its registered office at 17, Boulevard F.W. Raiffeisen, L-2411 Luxembourg, Grand Duchy of Luxembourg, and registered with the Luxembourg Register of Commerce and Companies (Registre de Commerce et des Sociétés à Luxembourg) under number B268440 in connection with the registration statement on form S-8 filed with the U.S. Securities and Exchange Commission (the “Commission”) under the U.S. Securities Act of 1933 on 20 September 2024, as amended (the “Registration Statement”) relating to an incentive plan provided for in the State of Delaware law governed incentive plan adopted by the Company on 18 September 2024 (the “2024 Plan”), which amends and restates in its entirety the Company’s employee share plan, which was adopted by the shareholders of the Company on December 29, 2022 (the “Existing Plan”), and the registration with the Commission of up to 12,000,000 registered ordinary shares with a nominal value of USD 0.01 each of the Company (each a “Share”, and collectively the “Shares”) that may be issued by the Company in connection with the settlement of awards to be granted pursuant to terms of the 2024 Plan (the “Awards”) to such eligible participants as determined under the 2024 Plan (the “Participants”).

Capitalised terms used in this opinion shall, unless defined herein, have the meaning as ascribed to them in the Registration Statement.

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2	Scope of Inquiry

For the purpose of this opinion, we have reviewed the following documents:

2.1	the final version of the 2024 Plan as adopted by the directors of the Company on 18 September 2024;

2.2	copies of the executed versions of the State of Delaware law governed option award agreements entered into by and between the Company, as issuer of company options, originally under the terms of the Existing Plan, and which are now subject to the terms of the 2024 Plan (the “Original Awards”), and each relevant Participant, as beneficiary, as amended from time to time (the “Existing Award Agreements”);

2.3	a draft form of the State of Delaware law governed option award agreements to be entered into by and between the Company, as issuer of option awards pursuant to the terms of the 2024 Plan (the “Option Awards”), and each relevant Participant, as beneficiary (the “Option Award Agreements”);

2.4	a draft form of the State of Delaware law governed restricted share unit award agreements to be entered into by and between the Company, as issuer of restricted share unit awards pursuant to the terms of the 2024 Plan (the “RSU Awards”), and each relevant Participant, as beneficiary (the “RSU Award Agreements”);

2.5	a copy of the Registration Statement dated 20 September 2024;

2.6	a copy of the articles of association of the Company dated 23 May 2024 (the “Articles”);

2.7	a copy of the executed written resolutions of the directors of the Company dated 18 September 2024 approving inter alia the 2024 Plan (including the Option Award Agreements and the RSU Award Agreements) (the “New Plan Resolutions”);

2.8	a form of confirmation by the special attorney of the board of directors of the Company regarding the issuance of the Shares upon the settlement of any Award (the “Director Confirmation”);

2.9	a form of notarial acknowledgment deed recording the issuance of the Shares upon the settlement of any Award (the “Notarial Deed”);

2.10	an excerpt of the Luxembourg Register of Commerce and Companies dated 20 September 2024 obtained from the online services of the Luxembourg Business Registers’ official website pertaining to the Company (the “Excerpt”); and

2.11	a certificate of non-inscription of judicial decisions dated 20 September 2024 obtained from the online services of the Luxembourg Business Registers’ official website pertaining to the Company (the “Certificate”).

The documents under paragraphs 2.1 to 2.4 are hereafter referred to as the “Agreements”.

3	Assumptions

For the purpose of this opinion, we have assumed, and we have not verified independently, the following:

3.1	that each signature (whether manuscript or electronic) is, or will be, the genuine signature of the individual concerned and was, or will be, affixed or inserted by such individual concerned or authorised to be inserted in the relevant document by the individual concerned;

3.2	that copy documents, drafts or the forms of documents provided to us are true copies of, or in the final form of, the originals;

3.3	the legal capacity and legal right under all relevant laws and regulations of all individuals signing the Agreements or who give information on which we rely;

3.4	that each person expressed to be a party to the Agreements (other than the Company) is duly incorporated and organised, validly existing under the laws of its jurisdiction of incorporation and/or the jurisdiction of its principal place of business and/or its central administration, and is fully qualified, licenced and empowered to own its assets and carry on its business in each jurisdiction in which it owns assets and carries on business;

3.5	that the Agreements are within the capacity and powers of, and have been, or will be validly authorised, executed and delivered by or on behalf of all relevant parties (other than the Company) and constitute the legal, valid, binding and enforceable obligations of all relevant parties in accordance with their terms under all applicable laws;

3.6	that all preconditions to the obligations of the parties under the Agreements have been satisfied or duly waived and there has been no breach of the terms of such Agreements;

3.7	that all authorisations and consents of any country (other than the Grand Duchy of Luxembourg) which may be required in connection with the execution, delivery and performance of the Agreements have been or will be obtained;

3.8	that the Notarial Deed will be passed in front of a notary in Luxembourg in order to reflect the increase of the share capital of the Company by the issue of the Shares within one month of the Director Confirmation;

3.9	that the Articles have not been amended and remain in full force and effect without modification;

3.10	that the Excerpt and the Certificate are correct, complete and up-to-date;

3.11	that the New Plan Resolutions are, and the Director Confirmation will be true records of the proceedings described therein, that the resolutions set out in the New Plan Resolutions were validly passed and remain in full force and effect without modification, and that the confirmations set out in the Director Confirmation will conform in all material respects to the form of Director Confirmation;

3.12	that the exercise price or strike price of the Awards (if any), if and when settled against the consideration provided for in the Agreements, will be validly paid to the Company and such payment will be evidenced prior to the issuance of Shares;

3.13	that a Luxembourg independent auditor, cabinet de révision agréé, réviseur d’entreprises will issue its report on a contribution in kind as appropriate (i.e. in case the exercise or strike price with respect to any of the Awards is paid in kind), prior to the relevant issuance of Shares and in accordance with Luxembourg law and the 2024 Plan;

3.14	that the Company has sufficient available reserves prior to the relevant issuance of Shares, as may be required upon the settlement of any Award, in case the Shares are to be issued as free shares issued under the authorised capital by way of incorporation of the reserves of the Company;

3.15	that there have been no amendments to or termination or replacement of any of the Agreements, and that there are and have been no dealings between the parties which affect the Agreements;

3.16	that the Company derives an economic and commercial benefit (intérêt social) from the entering into the relevant Agreements;

3.17	that the choice of the laws of the State of Delaware (U.S.) as the governing law of the Agreements has been made in good faith and would be regarded as valid and binding as a matter of the laws of the State of State of Delaware (U.S.) which will be upheld by the courts of the relevant jurisdiction as a matter of the laws of the State of State of Delaware (U.S.) and all other relevant laws (other than Luxembourg law);

3.18	that the parties to the Documents (other than the Company) are duly qualified or licensed to carry out their business in their country of incorporation, have complied with any requirements in their country of incorporation or establishment to provide services abroad and, if acting through a Luxembourg branch and/or providing services in Luxembourg through a physical presence on the Luxembourg territory, have complied with Luxembourg general licensing requirements;

3.19	that there are no provisions of the laws of any jurisdiction outside Luxembourg which would have a negative impact on the opinions we express in this legal opinion. Specifically, we have made no independent investigation of the laws of the State of Delaware (U.S.) or the State of New York (U.S.);

3.20	that the Awards will be offered in circumstances where the obligation to publish a prospectus in accordance with Regulation (EU) 2017/1129 on the prospectus to be published when securities are offered to the public or admitted to trading on a regulated market, as amended does not apply;

3.21	that none of the parties to the Agreements has acted or will act with a view to defraud third parties’ (including creditors’) rights;

3.22	that the Agreements have the same meaning under the laws by which they are governed as they would have if they were interpreted under Luxembourg law by a Luxembourg court;

3.23	that the Company has its central administration, within the meaning of the Luxembourg law of 10 August 1915 on commercial companies, as amended and the centre of its main interests, within the meaning of Regulation (EU) 2015/848 of 20 May 2015 on insolvency proceedings (recast), in Luxembourg;

3.24	that the Company complies with the provisions of the Luxembourg act dated 31 May 1999 concerning the domiciliation of companies, as amended;

3.25	up until and including at the date of issuance of the Shares, the Company will reserve a portion equivalent to a total of 12,000,000 shares out of its authorised share capital for the purpose of issuing ordinary shares as set out in the 2024 Plan, the Option Award Agreements and the RSU Award Agreements and such portion of the authorised share capital will not be used for any other purpose;

3.26	that the Awards will be granted and then settled (if they are settled) in accordance with the terms and conditions of the Agreements and will be valid, binding and enforceable in accordance with the Agreements and the applicable laws and regulations of the State of Delaware (U.S.); and

3.27	that the share register of the Company will be updated as appropriate, on the date of such issuance(s) upon the settlement of any Award, in order to reflect the issuance of the Shares.

4	Opinion

Based on the documents referred to in paragraph 2 above, subject to the assumptions made in paragraph 3 and to the qualifications made in paragraph 5 and to any matters or documents not disclosed to us, we are of the following opinion:

4.1	The Company is a public limited liability company (société anonyme) and has been incorporated for an unlimited duration and is validly existing under the laws of Luxembourg.

4.2	The Shares that will be issued in accordance with the Director Confirmation, the Existing Award Agreements and the Registration Statement following settlement of the Original Awards (if and when settled in accordance with their terms under the 2024 Plan and the Existing Award Agreements), will be validly issued and fully paid, and the holder of such Shares will not be liable, solely because of his or her or its shareholder status, for additional payments to the Company or the Company’s creditors.

4.3	The Shares that will be issued in accordance with the Director Confirmation, the Option Award Agreements and the Registration Statement following settlement of the Option Awards (if and when settled in accordance with their terms under the 2024 Plan and the Option Award Agreements), will be validly issued and fully paid, and the holder of such Shares will not be liable, solely because of his or her or its shareholder status, for additional payments to the Company or the Company’s creditors.

4.4	The Shares that will be issued in accordance with the Director Confirmation, the RSU Award Agreements and the Registration Statement following settlement of the RSU Awards (if and when settled in accordance with their terms under the 2024 Plan and the RSU Award Agreements), will be validly issued and fully paid, and the holder of such Shares will not be liable, solely because of his or her or its shareholder status, for additional payments to the Company or the Company’s creditors.

5	Qualifications

The above opinions are subject to the following qualifications:

5.1	This opinion is subject to any limitations arising from bankruptcy, insolvency, liquidation, administrative dissolution without liquidation, moratorium, controlled management, general settlement with creditors, recovery, resolution, reorganisation (including judicial reorganisation or amicable reorganisation) and other laws of general application relating to or affecting the rights of creditors.

5.2	Our opinion that the Company exists is based on the Articles, the Excerpt and the Certificate. It should be noted that the analysis of the Excerpt and the Certificate are not capable of revealing conclusively whether or not any of the proceedings listed in the Certificate has been opened or any of the decisions listed therein has been taken. Under Luxembourg law, the clerk's office of the District Court (Tribunal d’arrondissement), sitting in collective proceedings is required to officially inform the Luxembourg Register of Commerce and Companies (Registre de Commerce et des Sociétés à Luxembourg) of the opening of such proceedings within the timeframe set out in the relevant statutory instrument. The Excerpt and the Certificate are not capable of revealing conclusively whether a petition, filing or order in relation to any of the proceedings listed in the Certificate has been presented or made.

5.3	We do not express any opinion as to (i) the Luxembourg law of 13 January 2019 creating a Register of economic beneficiaries, as amended, and related regulations and circulars or (ii) Regulation (EU) 2016/679 of the European Parliament and of the Council of 27 April 2016 on the protection of natural persons with regard to the processing of personal data and on the free movement of such data, as amended (GDPR) and its delegated and/or national implementing legislation.

5.4	We do not express any opinion as to accounting, tax or regulatory matters, including but without limitation, (i) Directive 2011/61/EU of the European Parliament and of the Council of 8 June 2011 on Alternative Investment Fund Managers, as amended (AIFMD), (ii) Regulation (EU) 648/2012 of the European Parliament and of the Council of 4 July 2012 on OTC derivatives, central counterparties and trade repositories, as amended (EMIR), (iii) Directive 2014/65/EU of the European Parliament and of the Council of 15 May 2014 on markets in financial instruments, as amended (MiFID II), (iv) Regulation (EU) 600/2014 of the European Parliament and of the Council of 15 May 2014 on markets in financial instruments, as amended (MiFIR), (v) Regulation (EU) 2015/2365 of the European Parliament and of the Council of 25 November 2015 on transparency of securities financing transactions and of reuse, as amended (SFTR) and/or (vi) Regulation (EU) 2017/2402 of the European Parliament and of the Council of 12 December 2017 laying down a general framework for securitisation and creating a specific framework for simple, transparent and standardised securitisation, as amended and, in each case, their respective EU and/or national delegated and/or implementing legislation or regulation.

5.5	We express no opinion on any documents referred to in the Agreements or the Registration Statement, but not specifically examined by us.

5.6	We express no opinion as to any warranties and representations given or made by the Company (expressly or impliedly), save and insofar as the matters warranted are the subject matter of specific opinions in this letter.

5.7	We express no opinion on the validity or enforceability against all relevant parties of the Agreements or the Registration Statement in accordance with their respective terms under all relevant laws, save and insofar as such validity or enforceability are the subject matter of specific opinions in this letter.

5.8	The admissibility in evidence of the Agreements or the Registration Statement before a Luxembourg court or another Luxembourg public authority (autorité constituée) may require a complete or partial translation of such Agreements or the Registration Statement into French or German.

5.9	The issuance of Shares shall always be made at or above the accounting par value of the existing ordinary shares of the Company against payment to the Company of an amount corresponding at least to the accounting par value of the Shares.

5.10	If any Agreement or the Registration Statement is (i) voluntarily presented to the registration formalities or (ii) appended to a document that requires mandatory registration, a registration fee (droit d’enregistrement) will be due, the amount of which will depend on the nature of the document to be registered.

5.11	The Notarial Deed shall be filed by the instrumenting notary with the Luxembourg Register of Commerce and Companies (Registre de Commerce et des Sociétés à Luxembourg) and shall published in the Luxembourg electronic platform for companies and associations (Recueil Electronique des Sociétés et Associations (RESA)) within one month from the date of the respective Notarial Deed.

5.12	Any corporate documents relating to the Company and the publication of which is required by law are not effective (opposable) vis-à-vis third parties prior to their publication in the Luxembourg electronic platform for companies and associations (Recueil Electronique des Sociétés et Associations (RESA)), unless it is evidenced that the relevant third party had knowledge of such documents. Third parties may however rely on such documents which have not yet been published. In relation to any transactions which have occurred before the sixteenth day following the date of publication, such documents are not effective (opposable) vis-à-vis third parties who prove that it was impossible for them to have knowledge of the relevant document.

6	Luxembourg law

6.1	This opinion is given on the basis that there will be no amendments to or termination or replacement of any of the documents, authorisations and consents referred to above.

6.2	This opinion is governed by and based upon Luxembourg laws in existence as at the date hereof and as applied by the Luxembourg courts, published and presently in effect. We undertake no responsibility to notify the Addressee of this opinion of any change in the laws of Luxembourg or their construction or application after the date of this opinion.

6.3	In this opinion, Luxembourg legal concepts are expressed in English terms and not in their original French terms. The concepts concerned may not be identical to the concepts described by the same English terms as they exist under the laws of other jurisdictions. This opinion may, therefore, only be relied upon under the express condition that any issues of interpretation arising above will be governed by Luxembourg law and be brought before a Luxembourg court.

6.4	We express no opinion as to any laws other than the laws of Luxembourg.

7	Reliance

This opinion is issued solely for the purposes of the filing of the Registration Statement and the issuance of the Shares upon the settlement of any Original Awards, Option Awards or RSU Awards. It may not be relied upon for any other purpose without our written consent. We hereby consent to filing of this opinion as an exhibit to the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the U.S. Securities Act of 1933, as amended. This Opinion is strictly limited to the matters stated in it.

Yours faithfully,

Linklaters LLP
by

/s/ Rémy Bonneau
By: Rémy Bonneau